As filed with the Securities and Exchange Commission on February 27, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sanderson Farms, Inc.

(Exact name of registrant as specified in its charter)

MISSISSIPPI	64-0615843
(State of other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

127 Flynt Road Laurel, Mississippi	39443
(Address of principal executive offices)	(Zip Code)

Sanderson Farms, Inc. and Affiliates

Stock Incentive Plan

(Full title of the plan)

D. Michael Cockrell

Treasurer and Chief Financial Officer

127 Flynt Road

P.O. Box 988

Laurel, Mississippi 39443

(601) 649-4030

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Louis Y. Fishman and

Maureen Brennan Gershanik

Fishman Haygood, L.L.P.

201 St. Charles Avenue, 46th Floor

New Orleans, Louisiana 70170

(504) 586-5252

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per share — Newly reserved under the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan	600,000 shares	$132.74	$79,644,000	$10,338

1

Upon a future stock split, stock dividend or similar transaction involving the common stock, par value $1.00 per share, of the registrant during the effectiveness of this registration statement, the number of shares thereof registered shall be automatically increased to cover the additional shares thereof in accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”).

2

Estimated in accordance with Rule 457(c) and (h)(1) solely for the purpose of calculating the registration fee on the basis of $132.74 per share, which represents the average of the high and low prices of the common stock reported on the Nasdaq Global Select Market on February 24, 2020.

Pursuant to Rule 429 promulgated under the Securities Act, the prospectus relating to this registration statement also relates to shares registered under Form S-8 Registration Statement Nos. 333-123099, 333-172315, and 333-209481. A total of 4,200,000 shares issuable under the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan have been previously registered under the Securities Act.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

This registration statement on Form S-8 is being filed in accordance with General Instruction E to Form S-8 to register 600,000 additional shares (the “Shares”) of the registrant’s Common Stock, par value $1.00 per share (the “Common Stock”), to be offered under the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan (the “Plan”), as amended and restated on February 13, 2020. The contents of the registrant’s Form S-8 registration statements filed with the Securities and Exchange Commission (the “Commission”) on March 2, 2005 (File No.  333-123099), February 17, 2011 (File No.  333-172315), and February 11, 2016 (File No. 333-209481) are incorporated herein by reference.

The registrant will send or give to all participants document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated under the Securities Act. Pursuant to Rule 428, the registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information therein is deemed furnished and not filed pursuant to securities laws and regulations, the registrant hereby incorporates by reference in this registration statement the following documents, which have been filed by the registrant with the Commission:

(a)

The registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019, including information specifically incorporated by reference into such Annual Report on Form 10-K from the registrant’s Proxy Statement for its 2020 Annual Meeting of Stockholders filed on January 10, 2020;

(b)	The registrant’s Current Reports on Form 8-K filed on December 26, 2019 and February 18, 2020, and amended Current Report on Form 8-K/A filed on February 18, 2020; and

(c)

The description of the registrant’s common stock, par value $1.00 per share, that was included in amendment number three to its registration statement on Form 8-A filed March 29, 2010, including any further amendment to that form or report that the registrant may file in the future for the purpose of updating the description of its common stock.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that de-registers all securities then remaining unsold, also shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Article FOURTEENTH of the registrant’s Articles of Incorporation provides that a director of the registrant shall not be liable to the registrant or its stockholders for money damages for any action, or any failure to take any action, as a director, except for: (a) the amount of a financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm to the registrant or the stockholders; (c) a violation of Section 79-4-8.33 of the Mississippi Code of 1972, as amended, more commonly referred to as Section 8.33 of the Mississippi Business Corporation Act, as presently in effect or as amended thereafter, pertaining to liability for unlawful distributions; or (d) an intentional violation of criminal law. If Mississippi law is amended to authorize corporations to take corporate law action further limiting or eliminating the personal liability of directors, then the liability of each director of the registrant shall be limited or eliminated to the full extent permitted by Mississippi law as so amended from time to time. Neither the amendment nor repeal of Article FOURTEENTH, nor the adoption of any provision of the Articles of Incorporation inconsistent with it eliminates or reduces its effect in respect of any matter occurring, or any cause of action, suit or claim that, but for Article FOURTEENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Reference is also made to Section 79-4-8.50 through and including Section 79-4-8.59 of the Mississippi Business Corporation Act which, taken together, authorize and set forth the extent to which a Mississippi business corporation shall and may indemnify and advance expenses to its directors and officers.

Article FIFTEENTH of the registrant’s Articles of Incorporation provides that the registrant may indemnify its officers and directors for liability to any person for any action taken, or any failure to take any action, as a director or officer, as the case may be, except liability for (a) receipt of a financial benefit to which he is not entitled; (b) an intentional infliction of harm to the registrant or its shareholders; (c) a violation of Section 8.33 of the Mississippi Business Corporation Act, as amended, pertaining to liability for unlawful distributions; or (d) an intentional violation of criminal law. Article VI of the registrant’s By-Laws provides for mandatory indemnification of the registrant’s directors and officers, and those of its employees (if any) who are appointed by its President to serve on the registrant’s Executive Committee, or are appointed by such Committee to be Division Managers, to the fullest extent that directors and officers are permitted to be indemnified by law, except in an action brought directly by the registrant against such a person. The right to indemnification applies to acts or omissions occurring prior to or after the adoption of the new by-law, continues as to a person who ceases to be a director, officer or employee, and applies to the person’s heirs. Article VI may be amended or repealed at any time by the Board of Directors with or without approval by the stockholders, but no such action will affect the right to indemnification for acts or omissions which occurred prior to such amendment or repeal.

The registrant maintains insurance the general effect of which is to provide: (a) coverage for the registrant with respect to amounts which it is required or permitted to pay to officers or directors under the indemnification provisions set forth in the Mississippi Business Corporation Act and Article VI of the registrant’s By-Laws and (b) coverage of the officers and directors of the registrant for liabilities (including certain liabilities under the federal securities laws) incurred by such persons in their capacities as officers or directors for which they are not indemnified by the registrant.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description of Exhibit

4.1	Restated Articles of Incorporation of the registrant. (Incorporated by reference to Exhibit 3.1 filed with the registrant’s Quarterly Report on Form 10-Q for the Quarter ended on July 31, 2015.)

4.2	By-Laws of the registrant, amended and restated as of October 24, 2017. (Incorporated by reference to Exhibit 3 filed with the registrant’s Current Report on Form 8-K on October 24, 2017.)

4.3*	Sanderson Farms, Inc. and Affiliates Stock Incentive Plan, as amended and restated on February 13, 2020.

5.1*	Opinion of Brunini, Grantham, Grower & Hewes, PLLC, as to the legality of the securities being registered hereby.

23.1*	Consent of Brunini, Grantham, Grower & Hewes, PLLC (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24*	Powers of Attorney (see signature page).

*	Filed herewith.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses included or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Restated Articles of Incorporation of the registrant. (Incorporated by reference to Exhibit 3.1 filed with the registrant’s Quarterly Report on Form 10-Q for the Quarter ended on July 31, 2015.)

4.2	By-Laws of the registrant, amended and restated as of October 24, 2017. (Incorporated by reference to Exhibit 3 filed with the registrant’s Current Report on Form 8-K on October 24, 2017.)

4.3*	Sanderson Farms, Inc. and Affiliates Stock Incentive Plan, as amended and restated on February 13, 2020.

5.1*	Opinion of Brunini, Grantham, Grower & Hewes, PLLC, as to the legality of the securities being registered hereby.

23.1*	Consent of Brunini, Grantham, Grower & Hewes, PLLC (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24*	Powers of Attorney (see signature page).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laurel, State of Mississippi, on February 27, 2020.

SANDERSON FARMS, INC.

By:	/s/ Joe F. Sanderson, Jr.
Joe F. Sanderson, Jr.
Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joe F. Sanderson, Jr., Lampkin Butts, D. Michael Cockrell and Tim Rigney, and each of them individually and without the others, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or each of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joe F. Sanderson, Jr. Joe F. Sanderson, Jr.	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors	February 27, 2020

/s/ Lampkin Butts Lampkin Butts	President, Chief Operating Officer and Director	February 27, 2020

/s/ D. Michael Cockrell D. Michael Cockrell	Treasurer, Chief Financial and Legal Officer (Principal Financial Officer) and Director	February 27, 2020

/s/ Tim Rigney Tim Rigney	Secretary and Chief Accounting Officer (Principal Accounting Officer)	February 27, 2020

John H. Baker, III	Director

/s/ Fred Banks, Jr. Fred Banks, Jr.	Director	February 27, 2020

/s/ David Barksdale David Barksdale.	Director	February 27, 2020

/s/ John Bierbusse John Bierbusse	Director	February 27, 2020

/s/ Toni D. Cooley Toni D. Cooley	Director	February 27, 2020

/s/ Beverly Wade Hogan Beverly Wade Hogan	Director	February 27, 2020

/s/ Edith Kelly-Green Edith Kelly-Green	Director	February 27, 2020

/s/ Phil K. Livingston Phil K. Livingston	Director	February 27, 2020

/s/ Suzanne T. Mestayer Suzanne T. Mestayer	Director	February 27, 2020

/s/ Sonia Pérez Sonia Pérez	Director	February 27, 2020

/s/ Gail Jones Pittman Gail Jones Pittman	Director	February 27, 2020